COMPANY CONTACT:
                                          Checkpoint Systems, Inc.
                                          Craig Burns
                                          Executive Vice President,
                                          Chief Financial Officer, Finance
                                          and Operations
                                          (856) 848-1800
                                  INVESTOR RELATIONS CONTACTS:
                                          Christine Mohrmann, Lindsay Hatton
                                          Financial Dynamics
                                          (212) 850-5600

FOR IMMEDIATE RELEASE


               CHECKPOINT SYSTEMS, INC. ANNOUNCES THE CONVERSION
                  OF 51/4% CONVERTIBLE SUBORDINATED DEBENTURES

Thorofare, New Jersey, April 14, 2004 - Checkpoint Systems, Inc. (NYSE: CKP) today announced that the holders of $47.2 million of the $60.0 million of aggregate principal amount of its existing 5 1/4% Convertible Subordinated Debentures due 2005 ("the Notes") called for redemption on April 13, 2004, elected to convert their Notes into 2,569,797 shares of the Company's common stock at a conversion price of $18.375 per share. The shares of Company common stock issuable as a result of the conversion will be freely-tradeable, unrestricted shares.

The Notes were converted on April 8, 2004. Following the conversion, Checkpoint will have approximately 37.6 million shares of common stock outstanding.

On April 13, 2004, $12.8 million of the Notes were automatically redeemed for cash, completing the planned $60.0 million redemption. Following the redemption, the principal balance of the Notes outstanding will be $23.3 million.

Checkpoint Systems, Inc. is a multinational company that manufactures and markets labeling systems designed to improve efficiency, reduce costs and provide value-added label solutions for customers across many markets and industries. Checkpoint is a leading provider of EAS and RFID systems, source tagging, barcode labeling systems, hand-held labeling systems and retail merchandising systems. Applications include automatic identification, retail security and pricing and promotional labels. Operating directly in 30 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s website is located at www.checkpointsystems.com.

Safe Harbor Statement
This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings.



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